UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2013

THE COOPER COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8597	94-2657368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6140 Stoneridge Mall Road, Suite 590, Pleasanton, California 94588

(Address of principal executive offices)

(925) 460-3600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement.

On September 12, 2013, The Cooper Companies, Inc., a Delaware corporation (the “Company”), entered into a five-year, $300 million, senior unsecured term loan agreement by and among the Company; the lenders from time to time party thereto; KeyBank National Association (“KeyBank”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) and DNB Bank ASA, New York Branch (“DNB”, and together with KeyBank and MLPFS, collectively, in such capacity, the “Co-Lead Arrangers” and, individually, each a “Co-Lead Arranger”), each as a lead arranger; KeyBank, MLPFS and DNB, each as a co-bookrunner (in such capacity, a “Co-Bookrunner”); Bank of America, N.A. (“Bank of America”) and DNB, each as a co-syndication agent (in such capacity, a “Co-Syndication Agent”); Union Bank, N.A. and HSBC Bank USA, N.A., each as a co-documentation agent (in such capacity, a “Co-Documentation Agent”); and KeyBank, as administrative agent (in such capacity, the “Administrative Agent”).

Amounts outstanding under the new term loan agreement will bear interest, at the Company’s option, at either the base rate, which is a rate per annum equal to the greatest of (a) KeyBank’s prime rate, (b) one-half of one percent in excess of the federal funds effective rate and (c) one percent in excess of the adjusted Eurodollar rate (currently referred to as LIBOR) for a one month interest period on such day, or the adjusted Eurodollar rate, plus, in each case, an applicable margin of, initially, 0 basis points, in respect of base rate loans and 75 basis points, in respect of adjusted Eurodollar rate loans. Following a specified period after the closing date, the applicable margins will be determined quarterly by reference to a grid based upon the Company’s ratio of funded debt to consolidated pro forma EBITDA, as defined in the term loan agreement.

The term loan will mature on September 12, 2018 and will be subject to amortization of principal of 5% per annum payable quarterly beginning October 31, 2016, with the balance payable at maturity.

The term loan agreement contains customary restrictive covenants, as well as financial covenants that require the Company to maintain a certain total leverage ratio and interest coverage ratio, as defined in the agreement. The term loan agreement also contains customary events of default, the occurrence of which would permit the Administrative Agent to declare the principal, accrued interest and other obligations of the Company under the agreement to be immediately due and payable.

The foregoing description of the term loan agreement set forth in this Current Report on Form 8-K is qualified in its entirety by reference to the full text of the agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

On September 12, 2013, the Company also entered into Amendment No. 2 (the “Amendment”) to its Credit Agreement, dated January 12, 2011 and amended on May 31, 2012 (as amended, the “Credit Agreement”), by and among (i) The Cooper Companies, Inc., a Delaware corporation, (ii) CooperVision International Holding Company, LP, an entity organized under the laws of England and Wales and registered in Barbados as an External Company under the laws of Barbados (the “Foreign Borrower” and together with the Company, each, a “Borrower” and collectively, the “Borrowers”), (iii) the lenders party thereto, and (iv) Keybank National Association, as the administrative agent (the “Administrative Agent”), to modify certain provisions of the Credit Agreement including Sections 7.03 and 7.08. The Amendment allows for liens to be granted under any allowable private, public, syndicated or bilateral form of indebtedness provided that the liens have been or will be substantially simultaneously granted under the Credit Agreement on an equal and ratable basis pursuant to appropriate security documents.

The foregoing description of Amendment No. 2 set forth in this Current Report on Form 8-K is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Form 8-K is incorporated in this Item 2.03 by reference.

Item 7.01. Regulation FD Disclosure.

On September 16, 2013, The Cooper Companies, Inc. issued a press release announcing that it had entered into a new term loan agreement . A copy of this release is attached hereto.

Internet addresses in the release are for information purposes only and are not intended to be hyperlinks to other The Cooper Companies, Inc. information.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.1	Term loan agreement, dated as of September 12, 2013, among The Cooper Companies, Inc., the lenders party thereto and KeyBank National Association, as administrative agent.

10.2	Amendment No. 2 to Credit Agreement, dated as of September 12, 2013, among The Cooper Companies, Inc., CooperVision International Holding Company, LP, the lenders party thereto and KeyBank National Association, as administrative agent.

99.1	Press release dated September 16, 2013, of The Cooper Companies, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE COOPER COMPANIES, INC.

By	/s/ Rodney E. Folden
Rodney E. Folden
Vice President and Corporate Controller (Principal Accounting Officer)

Dated: September 16, 2013

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Term loan agreement, dated as of September 12, 2013, among The Cooper Companies, Inc., the lenders party thereto and KeyBank National Association, as administrative agent.

10.2	Amendment No. 2 to Credit Agreement, dated as of September 12, 2013, among The Cooper Companies, Inc., CooperVision International Holding Company, LP, the lenders party thereto and KeyBank National Association, as administrative agent.

99.1	Press release dated September 16, 2013, of The Cooper Companies, Inc.